Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statement Form S-3 No. 333-133224 of ML Life Insurance Company of New York of our report dated March 25, 2009, with respect to the financial statements of ML Life Insurance Company of New York, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Des Moines, Iowa
March 25, 2009